                                                        EXHIBIT 10.15
                                                        -------------

                          [EKCO GROUP, INC. LETTERHEAD]

                                                        September 28, 1995

Mr. Richard Corbin
6 Acorn Drive
Andover, Massachusetts  01810

Dear Dick:

This letter will serve to confirm the agreement which you and Ekco Group, Inc. including all of of its subsidiaries and affiliates (together they are hereinafter referred to as "EKCO"), reached with respect to the severance arrangement occasioned by your voluntary resignation as an employee and officer of EKCO and the termination of the employment agreement between you and EKCO dated as of May 20, 1994 (together with all amendments are hereinafter referred to as the "Employment Agreement").

         The following constitutes the agreement:

1. You hereby voluntarily resign from your positions as Executive Vice President Marketing and Sales of EKCO as well as any and all other positions you now hold either as an officer or director of EKCO and any of its subsidiaries and affiliates. Your resignation will be effective as of August 31, 1995.

2. The severance arrangements recited herein shall be in lieu of and take the place of any and all rights which you may have pursuant to the Employment Agreement, EKCO severance, vacation accrual and other types of employment policies, and any rights you may have pursuant to any federal, state or local laws, statutes, or ordinances and the regulations promulgated thereunder, relating in any way to your employment with EKCO, the termination of such employment or severance or compensation benefits incident to either.

3. EKCO shall pay you from and after September 1, 1995, on a bi-weekly basis, a gross amount equal to $9730.77, through February 2, 1996. On March 1, 1996 EKCO shall pay you in a lump sum $181,096.15 less $3,744.60 paid by EKCO on your behalf to the Royal Maccabees Life Insurance Company for your disability policy for a total of $177,351.55. These payments are based upon a one year severance of salary at $253,000 plus a bonus of $40,000. Furthermore, EKCO shall pay you the amount accrued and not theretofore paid to you for vacation time properly accrued but not used by you prior to August 31, 1995 in the amount of 133.29 hours for a gross amount of $16,212.06. EKCO will also pay you $1,087.69, the amount attributable to your election to exchange your 1995 salary increase for the period July 1, 1995 through August 31, 1995 for shares of restricted stock. All such amounts shall be paid to you with all required deductions and withholdings made, except as may otherwise be provided herein. Furthermore, through the earlier of August 31, 1996 or when you secure employment either as an employee or as an independent contractor (hereinafter the "Reemploymnet
         Date), EKCO shall provide you with continuation of the medical, dental and life insurance benefits currently in effect (but not disability insurance of any kind). Currently you are required to contribute under your individual policy $7.00 on a bi-weekly basis. It is your responsibility to continue to make those payments to EKCO. Should any changes be effected on this coverage such that the benefits are limited or the contribution cost to you increases you agree to accept such changes provided that they are being applied to you on a non-discriminatory basis.

4. From August 31, 1995 forward, you will not be eligible to participate in the Ekco Group, Inc. Employee Stock Purchase Program, the EKCO Corporation 401(K) Plan and the Ekco Group, Inc. disability insurance policy and benefits.

5. The restrictions on exercising the options detailed below to acquire Ekco Group, Inc. common stock shall lapse as of August 31, 1996. Please contact Linda Millman, Esq. if you desire to exercise any of the options detailed below prior to that date.

         OPTIONS:

         29,288 shares at an option price of $6.50 per share (January 3, 1995 issue date)
         30,000 shares at an option price of $7.00 per share (May 5, 1994 issue date)

6. You have purchased 48,255 shares of EKCO common stock pursuant to EKCO'S restricted stock purchase plans. Of this amount EKCO agrees not to repurchase from you 9,602 shares of EKCO common stock. The remainder, totalling 38,653 shares of EKCO common stock will be repurchased by EKCO from you for the original purchase price of $.10 per share or a total of $3,865.30 on the following schedule:

                  A. 29,051 shares on or about September 11, 1995 at a price of $2,905.10, and

                  B. 9,602 shares on the Reemployment Date at a price of $960.20. However, if you do not secure employment as an employee or independent contractor on or before August 31, 1996 EKCO shall not repurchase such shares from you.

         Pursuant to Federal tax regulations EKCO is required to withhold no less than 28%, for Federal tax purposes, of the value as of September 1, 1995 of the restricted stock which is not being repurchased. That amount is $17,206.78. You agree to make such tax withholding payment to EKCO no later than October 10, 1995. In lieu of receiving the purchase price defined immediately above and the payment of vacation accrual defined in paragraph 3 above, such amounts may be used as an offset against the monies which will be owed by you to EKCO for Federal tax withholding due to the lapsing of restrictions on the restricted stock. Please confirm to EKCO, prior to October 10, 1995, in writing, the manner in which you will satisfy this obligation.

7. You will return to EKCO on or before the Reemployment Date, in substantially the same condition as it is in today, normal wear and tear excepted, the Cadillac Seville automobile owned by EKCO which you are currently utilizing. In lieu of returning the automobile you may purchase it at any time prior to August 31, 1996 by tendering to EKCO 80% of the then wholesale ("Blue Book") value of the automobile. Please give us 10 business days notice of your intention to purchase the automobile.

8. You shall return to EKCO on or before August 31, 1996, in the condition that they are in now, reasonable wear and tear excepted, the Panasonic facsimile machine and AST Power Executive personal lap top computer which are owned by EKCO and are currently in your possession. You represent that on or before August 31, 1995 you returned to EKCO all business records and documents and all copies thereof relating to any of

         EKCO's activities which were in your possession and which were not otherwise public documents.

9. You represent that you have returned to EKCO on or before August 31, 1995, any and all credit cards, travel cards, travel letters, telephone credit cards, and the like then currently in your possession which belong to EKCO. You are further directed and agree not to use any of the above-mentioned cards or credit devices from that day forward. Effective August 31, 1995 any charges to the telephone numbers (508) 989-3457 (mobile phone) and (508) 470-4744 (fax phone) shall be on your account and not for the account of EKCO. Please make arrangements with the appropriate telephone companies to receive their billings directly. Any charges you make to any of the above, on or after August 31, 1995, will be your personal obligation and may be deducted by EKCO from the amounts owed to you hereunder.

10. EKCO shall make available to you the services of a secretary to assist you in obtaining employment. On a reasonable and non-interfering basis secretarial services will include telephone answering, typing and assistance in preparing and mailing related business correspondence in your efforts to secure employment.

11. Reference is made to "Section 8, Confidentiality and Non Competition", in the Employment Agreement. You hereby reaffirm and agree to the obligations you assumed pursuant thereto for the period running to and through August 31, 1996.

12. You, on the one hand, and EKCO, on the other hand, acknowledge to one another the obligation to continue the relationship between the two in a fair and responsible manner. As a result, you and EKCO agree not to intentionally disparage or damage the other. EKCO acknowledges your voluntary resignation and agrees, to the extent inquiries are made with respect to your termination, to confirm such fact.

13. You hereby represent that, except for the continuing obligations of EKCO specifically described in this letter, there are no claims which may or will be made against EKCO, their employees, officers, directors and stockholders and any and all of their subsidiaries and affiliates arising out of any events which occurred prior to today's date.

14. You irrevocably and unconditionally release, remise, and forever discharge EKCO, their affiliates and their officers, directors, employees, agents, owners and attorneys on account of any claim which you may have on the date of this agreement, including, without limitation, any claim arising from or related to your employment relationship with EKCO or the termination thereof including, without limitation, claims for discrimination under the Massachusetts Fair Employment Practices Statute, M.G.L. c. 151B (as amended) (including, but not limited to, claims for discrimination based upon age), the Age Discrimination in Employment Act (as amended), 29 U.S.C. section 621 et seq., the Employee Retirement Income Security Act (as amended), the Americans with Disabilities Act, wrongful discharge, breach of express or implied contract, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, misrepresentation, deceit, fraud, negligence, or any other statutory or common law claim under any state or federal law.

15. The parties agree that you shall have until October 21, 1995 to accept the terms of this agreement by signing below, and you are advised to consult an attorney before signing. In addition, should you accept the terms of this agreement, you may rescind your assent to this agreement if, within seven (7) days from the date you sign this agreement, you deliver in writing to Jeffrey A. Weinstein at Ekco Group, Inc., 98 Spit Brook Road, Nashua, NH, a written notice of recision. To be effective, such recision must be: (1) postmarked within the seven-day period; (2) properly addressed to Ekco Group, Inc. 98 Spit Brook Road, Suite 102, Nashua, New Hampshire 03062, Attention Jeffrey A. Weinstein; and (3) sent by certified mail, return receipt requested. You and EKCO, will execute a mutual, general release in the form attached hereto as Exhibit A.

16. This agreement constitutes the entire agreement between you and EKCO with respect to your separation. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

17. This Agreement is made pursuant to the laws of the State of New Hampshire, and questions as to its validity and effect shall be governed thereby. Any provision of this Agreement which is prohibited or unenforceable in accordance with such laws shall be ineffective as to the extent of such prohibition and unenforceability without invalidating the remaining provisions hereof.

If the above accurately represents our agreement, please indicate your acknowledgement thereof by signing your name below where indicated.


ACCEPTED AND AGREED:                                 EKCO GROUP, INC.
                                                     ON BEHALF OF ITSELF AND ITS
                                                     SUBSIDIARIES AND AFFILIATES

/S/RICHARD CORBIN                                    By: /S/DONATO A. DENOVELLIS
-------------------------                               ------------------------
Richard Corbin
                                                     Title: EVP/CFO
                                                            --------------------
